Exhibit 10.14

EXHIBIT B-1

CURA CAPITAL (GP) LLC

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [            ], 2010

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CURA CAPITAL (GP), LLC

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Cura Capital (GP), LLC (the “Company”), dated as of [            ], 2010 is entered into by and among Aveon Holdings I L.P. (the “Managing Member”) and the other Members (as hereinafter defined) listed as such on the books and records of the Company as of the date hereof and such other parties as may from time to time be admitted as Members of the Company.

The Company was formed on October 5, 2004 pursuant to a Certificate of Formation, which was filed in the office of the Secretary of State of the State of Delaware (the “Certificate of Formation”).

Certain Members of the Company entered into a second amended and restated limited liability company agreement, dated as of January 1, 2009 (the “Existing Agreement”), which governs the rights and obligations of the Members with respect to their participation in the Company and amended and restated the prior limited liability company agreement of the Company in its entirety.

In order to amend the Company’s Existing Agreement to reflect certain changes thereto, the parties wish to enter into this Agreement to amend and restate the Existing Agreement in its entirety as hereinafter set forth.

ARTICLE I

Definitions

Section 1.1 Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as it may be amended from time to time, and any successor to such statute.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Admission Letter” has the meaning set forth in Section 8.1(c).

“Affiliate” means with respect to any person, any person directly or indirectly controlling, controlled by or under common control with such person.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement of the Company, including annexes hereto, as it may be amended, supplemented, modified or restated from time to time.

“Applicable Year” has the meaning set forth in Section 8.3(c).

“Assignee” has the meaning set forth in Section 7.1(b).

“Business Day” means any day other than a Saturday, Sunday or any days on which banks in New York City are required or authorized to close.

“Capital Account” has the meaning set forth in Section 4.6(a) and shall, with respect to a Member, include all of such Member’s sub-accounts.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company with respect to the Interest held or purchased by such Member.

“Capital Net Income (Loss)” means any net income (loss) of the Company attributable solely to the Company’s capital investment in interests or shares, as applicable, of the Funds as funded by the Fund Contributions of the Members, but excluding Fund Gross Income and Other Net Income (Loss).

“Cause” means the occurrence or existence of any of the following with respect to a Member:

(i) subject to written notice from the Company and an opportunity to cure within 30 days of such notice, the willful and continued failure by such Member to substantially perform such Member’s duties with the Company, CCM or any of their respective Affiliates in such Member’s established position therewith so long as he or she remains in such position;

(ii) breach of (after giving effect to any applicable grace periods) any of such Member’s obligations under Section 9.4;

(iii) any willful misconduct that is reasonably likely to have a material adverse effect on (x) such Member’s ability to perform his duties with the Company, CCM or any of their respective Affiliates, taking into account the services required of such Member or (y) the business and/or reputation of the Company, the Funds or any of their respective Affiliates; or

(iv) the conviction of, or plea of guilty or nolo contendere by, such Member in respect (x) of any felony involving fraud, embezzlement or theft and such conviction or plea has an adverse effect on the business of the Company, the Funds or any of their respective Affiliates, or (y) any material violation of any securities laws that has a material adverse effect on the business of the Company, the Funds or any of their respective Affiliates.

“CCM” means Cura Capital Management, LLC, a Delaware limited liability company and any successor thereto.

“Certificate of Formation” has the meaning set forth in the Preliminary Statement hereto.

“Classes” means the classes into which the Interests in the Company or other Company securities created in accordance with Section 4.4 may be classified or divided from time to time by the Managing Member pursuant to the provisions of this Agreement. As of the date of this Agreement there is only one Class of Interests. Subclasses within a Class shall not be separate Classes for purposes of this Agreement. For all purposes hereunder and under the

Act, only such Classes expressly established under this Agreement, including by the Managing Member in accordance with this Agreement, shall be deemed to be a class or group of limited liability company interests in the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the Preliminary Statement hereto.

“Covered Person” has the meaning set forth in Section 3.5(a).

“D/D Sunset Payment” has the meaning set forth in Section 8.3(c).

“D/D Sunset Percentage” has the meaning set forth in Section 8.3(d).

“D/D Withdrawal” has the meaning set forth in Section 8.4.

“D/D Withdrawal Date” has the meaning set forth in Section 8.4.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its Adjusted Basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Existing Agreement” has the meaning set forth in the Preliminary Statement hereto.

“Family Member” means, with respect to any Member, such Member’s spouse, parents, siblings, issue (including adopted children and their issue) and trusts or custodianships for the primary benefit of the Member himself or such spouse, parents or issue (including adopted children and their issue).

“Fair Market Value” means the fair market value of any property as determined in good faith by the Managing Member, after taking into account such factors as the Managing Member shall deem appropriate.

“Fiscal Period” means a calendar quarter or any other period chosen by the Managing Member.

“Fiscal Year” has the meaning set forth in Section 5.2.

“Fund Capital Accounts” has the meaning set forth in Section 4.6(b).

“Fund Contribution” has the meaning set forth in Section 4.5.

“Fund Gross Income” means any gross income of the Company received from any of the Funds that is attributable solely to (x) the incentive allocation allocable to the Company from the Master Fund and the Onshore Feeder and (y) if a Release Event has occurred (but without duplication of the Revenue Sharing Agreements if they remain in effect), any and all management fees paid to the Company by any of the Funds, in any case, in accordance with the governing documents of the applicable Funds and excluding any Capital Net Income (Loss) and Other Net Income (Loss).

“Funds” means (i) the Onshore Feeder, (ii) the Offshore Feeder and (iii) the Master Fund.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest; (iii) the issuance by the Company of Interests that are profits interests; and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of distribution; and

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Other Net Income” and “Other Net Losses” and Section 4.6; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Other Net Income or Other Net Loss.

“IAA Cause” has the meaning set forth in Section 8.5(a).

“IMA Cause” has the meaning set forth in Section 8.5(a).

“Interest” means the entire limited liability company interest held by a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

“Investment Advisory Agreement” or “IAA” means that certain Investment Advisory Agreement, dated as of the date hereof, among the Company, CCM, the Master Fund and the Onshore Feeder, as amended from time to time.

“Investment Management Agreement” or “IMA” means that certain Amended and Restated Investment Management Agreement, dated as of the date hereof, among the Company, CCM, the Master Fund and the Offshore Feeder, as amended from time to time.

“Managing Member” means Aveon Holdings I L.P., for so long as it remains the Managing Member as provided hereunder, and/or any other Member designated as such as provided hereunder. The Managing Member shall be considered a “manager” within the meaning of §18-101(10) of the Act.

“Master Fund” means Cura Fixed Income Arbitrage Master Fund, Ltd., a Cayman Islands exempted company.

“Member” means each of the persons listed as a Member on the books and records of the Company (including the Managing Member and the Non-Managing Members) and any Person admitted to the Company as an additional or substituted Member of the Company in accordance with the provisions of this Agreement, in each case for so long as such Person remains a Member as provided hereunder.

“Net Income (Loss)” means Capital Net Income (Loss), Fund Gross Income and Other Net Income (Loss).

“Non-Managing Member” means any Member other than the Managing Member.

“Offshore Feeder” means Cura Fixed Income Arbitrage Fund, Ltd., a Cayman Islands exempted company, and any successors thereto.

“Onshore Feeder” means Cura Fixed Income Arbitrage Partners, LP, a Delaware limited partnership, and any successors thereto.

“Other Net Income (Loss)” for any Fiscal Period means the net income or net loss of the Company for such Fiscal Period (other than Capital Net Income (Loss) or Fund Gross Income) as determined on an accrual basis after deduction for expenses of the Company, in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) any depreciation, amortization and/or cost recovery deductions with respect to any asset shall be deemed to be equal to the Depreciation available with respect to such asset;

(b) any income or gain of the Company that is exempt from federal income tax and not otherwise taken into account in computing Other Net Income or Other Net Loss shall be added to such taxable income or loss;

(c) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Other Net Income or Loss, shall be subtracted from such taxable income or loss;

(d) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Other Net Income or Other Net Loss;

(e) gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(f) any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 4.7(e) through (k) shall not be taken into account in computing Other Net Income or Other Net Loss for any taxable year.

The Managing Member may create separate categories of Other Net Income (Loss) with respect to the separate categories of net income or net loss of the Company in which the Members have different Sharing Percentages. It is acknowledged that one category will be the management fees retained by the Company from the Offshore Feeder, the Onshore Feeder and in respect of the investment of Investcorp Fixed Income Relative Value Fund Limited in the Master Fund, in each case, after taking into account the Revenue Sharing Agreements.

“Permanent Disability” of a Member, means any physical or mental inability to perform all or substantially all of such Member’s duties with respect to the Company, CCM or any of their respective Affiliates for a period of one hundred and eighty (180) consecutive days, as reasonably determined by the Managing Member.

“Person” means any person, firm, partnership, joint venture, association, corporation other business organization, entity or enterprise whatsoever.

“Prior Member” has the meaning set forth in Section 8.2.

“Purchase Agreement” means the Purchase Agreement, dated as of February 24, 2010, among the Managing Member, the Company and the sellers named therein, as amended from time to time.

“Release Event” means any of the following:

(i) the Managing Member or any of its Affiliates no longer serves as the managing member of the Company;

(ii) the Managing Member, the Company or any of their respective Affiliates, either (x) terminates CCM’s role as an investment manager of the Funds pursuant to the IMA for any reason other than IMA Cause, (y) terminates CCM’s role as the investment advisor of the Funds pursuant to the IAA for any reason other than IAA Cause, or (z) for so long as CCM is an investment manager of, and/or the investment advisor to, the Funds, subject to written notice from CCM and an opportunity to cure within five (5) Business Days of such notice, takes any action that limits or otherwise curtails or interferes with any of CCM’s authority over the investment management or advisory services to the Funds as provided by the IMA or the IAA;

(iii) the conviction of, or plea of guilty or nolo contendere by, any of the directors, officers or principals of The Aveon Group L.P., the Managing Member and the general partner of each of The Aveon Group L.P. and the Managing Member in respect of any felony involving fraud, embezzlement or theft and such conviction or plea has an adverse effect on the business of the Company, the Funds or any of their respective Affiliates; or

(iv) the Company and/or any of the Funds are liquidated or dissolved.

“Release Event Withdrawal” has the meaning set forth in Section 8.3.

“Removal” has the meaning set forth in Section 8.5(b).

“Removed Member” has the meaning set forth in Section 8.5(a).

“Revenue Sharing Agreements” means (i) the CCM Revenue Sharing Agreement, dated as of even date herewith, between the Company and CCM, and (ii) the Investcorp Revenue Sharing Agreement, dated as of even date herewith, between the Company and CCM, in each case, as amended from time to time.

“Schnepp” means Thomas Schnepp, or, in the event of Thomas Schnepp’s death or Permanent Disability, any individual Non-Managing Member appointed by the unanimous consent of the Non-Managing Members to act in Thomas Schnepp’s place, so long as Thomas Schnepp, or any such appointed individual Non-Managing Member, as the case may be, devotes a significant portion of his professional time to the business and activities of the Company, CCM and the Funds.

“Sharing Percentage” means, with respect to a Member, such Member’s percentage interest in the Company’s Fund Gross Income, Capital Net Income (Loss) and/or Other Net Income (Loss), as applicable, or any component or category thereof and as set forth in such Member’s Admission Letter (if any) or the books and records of the Company, as such percentage may be modified from time to time in accordance herewith. As of the execution date of this Agreement, with respect to Fund Gross Income, the Managing Member’s Sharing Percentage is 30% (the “Managing Member FGI Sharing Percentage”) and the aggregate Non-Managing Members’ Sharing Percentages is 70%, collectively (the “Non-Managing Members FGI Sharing Percentage”); provided, that the Managing Member FGI Sharing Percentage with respect to Fund Gross Income attributable to that portion of Applicable AUM (as defined below) in excess of $600,000,000 shall be 0%, and the Non-Managing Members FGI Sharing Percentage thereof shall be 100%. For the avoidance of doubt, the Managing Member is entitled to 30% of Fund Gross Income attributable to Applicable AUM up to or equal to the first $600,000,000 of Applicable AUM, but is not entitled to any Fund Gross Income attributable to that portion of Applicable AUM that exceeds $600,000,000. “Applicable AUM” means the combined assets under management as calculated as of the last day of any fiscal quarter or Fiscal Year, of: (i) the Funds (for the avoidance of doubt, but without duplication, including the investment of Investcorp Fixed Income Relative Value Fund Limited in the Master Fund), and (ii) all separately managed accounts that CCM is permitted to manage after the date hereof, each in an amount of more than $25,000,000 and in respect of which the Managing Member directly or through the Company is entitled to receive a portion of all fees charged against such accounts (provided, that, in connection with calculating the first $600,000,000 of Applicable AUM, in respect of the assets under management of the Funds, (1) the Managing Member shall have the right, exercisable once a year on December 31 of a Fiscal Year for the following Fiscal Year’s Applicable AUM, to replace any individual subscriber accounts that are not full management fee or incentive fee or allocation paying assets under management of the Funds with individual subscriber accounts that pay higher management fees and incentive fees or allocations to the Company and (2) if an individual subscriber account which has been included in the first $600,000,000 of Applicable AUM in the applicable Fiscal Year is redeemed during such Fiscal Year, then immediately following such redemption, the Managing Member will have the right to substitute one or more new individual subscriber accounts to replace such redeemed individual subscriber account, except that, in either case, the Managing Member shall not have the right to make any such substitution if the individual subscriber account to be replaced is subject to a high watermark).

“Tax Matters Member” has the meaning set forth in Section 5.3.

“Transfer” means any assignment, sale, exchange, transfer, pledge, encumbrance, hypothecation or other disposition of all or any part of an Interest.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Voluntary Withdrawal” has the meaning set forth in Section 8.2.

“Withholding Tax Advances” has the meaning set forth in Section 4.7(h).

Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “person” includes individuals, partnerships, limited liability companies, joint ventures, corporations, trusts, governments (or agencies or political subdivisions thereof) and other associations and entities. Unless the context requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” To the maximum extent permitted by law, whenever in this Agreement a Person is permitted or required to make a decision in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider any interests and factors as it desires, including its own interests, and shall not be obliged to consider interests of any other Person. Notwithstanding any other provision of this Agreement to the contrary, no provision hereof shall be deemed to eliminate a Member’s implied contractual covenant of good faith and fair dealing and no provision of this Agreement shall be deemed to limit or eliminate the liability of any Member for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

ARTICLE II

General Provisions

Section 2.1 Formation. The Company has been formed under the provisions of the Act for the purposes and on the terms set forth in this Agreement pursuant to the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Managing Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file, any amendments or restatements of the Certificate of Formation and any other certificates necessary, and to take all action necessary, for the Company (i) to form or qualify to conduct the business of the Company under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification and (ii) to protect the limited liability of the Members under the laws of any jurisdiction in which the Company is doing business.

Section 2.2 Members and Interests. The name, address and Interests of each Member are set forth on the books and records of the Company. The Members as of the date hereof are as set forth on the signature page hereto. The rights, duties and liabilities of the Members shall be as provided in the Act, except as is otherwise expressly provided herein, and the Members consent to the variation of such rights, duties and liabilities as provided herein.

Section 2.3 Name. The Company shall conduct its activities under the name of “Cura Capital (GP), LLC”.

Section 2.4 Limitation of Liability.

(a) Except as provided in the Act, as expressly provided in this Agreement, or as a Member shall otherwise expressly agree in writing, no Member of the Company shall be obligated personally for any debt, obligation or liability of the Company or of any other Member solely by reason of being a Member of the Company. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law, in equity or otherwise, the parties hereby agree that the Managing Member and its Affiliates, shall, to the maximum extent permitted by law, including Section 18-1101(c) of the Act, owe no duties to the Company, the other Members or any other Person bound by this Agreement other than those expressly set forth in this Agreement ; provided, however, that nothing contained in this Section 2.4(a) shall eliminate the implied contractual covenant of good faith and fair dealing.

(b) In no event shall any Member (i) be obligated to make any capital contribution or payment to or on behalf of the Company or (ii) have any liability to return distributions received by such Member from the Company, in each case except as (x) otherwise specifically provided in this Agreement or other related agreements, (y) such Member shall otherwise expressly agree in writing or (z) may be required by applicable law.

Section 2.5 Term. The existence of the Company commenced on the date of filing of the Certificate of Formation and shall continue unless and until the Company is dissolved, wound up and terminated in accordance with Article VI. No Member shall have the right to, and each Member hereby agrees not to, dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of, the Company, in each case except as expressly provided in this Agreement, and except with the consent of the Managing Member in its sole and absolute discretion, no Member at any time shall have the right to petition or to take any action to subject Company assets or any part thereof to the authority of any court or other governmental body in connection with any bankruptcy, insolvency, receivership or similar proceeding.

Section 2.6 Purpose; Powers.

(a) The purpose of the Company shall be, directly or indirectly through subsidiaries or Affiliates, (i) to act as a general partner and/or investment manager or advisor with respect to and make investments in any of the Funds, as appropriate, (ii) to engage in any other lawful business under the Act and applicable law as determined by the Managing Member, and (iii) to do all things necessary or incidental thereto.

(b) Except as expressly provided herein, in furtherance of its purposes as stated in Section 2.6(a), the Company shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, directly or indirectly through subsidiaries or Affiliates, and alone or with others, including the following:

(i) to carry out any and all purposes of any of the Funds, as appropriate, and to perform all acts and enter into and perform all contracts and other undertakings which the Company may deem necessary or advisable or incidental thereto, including the exercise of all powers of the general partner of the Onshore Feeder set forth in the limited partnership agreement of the Onshore Feeder, as the same may be modified or amended from time to time, and all powers as co-investment manager of the other Funds as set forth in the Investment Management Agreement;

(ii) to render investment, asset management, financial advisory, investment banking and other services to the Funds and other Persons;

(iii) to acquire, hold, manage, own, sell, transfer, convey, assign, exchange, mortgage, pledge or otherwise dispose of, grant options with respect to and otherwise deal in and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to all securities and other property, including, without limitation, the voting of securities, the approval of a restructuring of an investment in securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other similar matters and to execute all documents and make all representations, admissions and waivers in connection therewith;

(iv) to invest and reinvest cash assets of the Company in any investments and securities, including the Funds and money-market or other short-term investments;

(v) to have and maintain one or more offices within or without the State of New York and, in connection therewith, to rent or acquire office space, engage personnel and do such other acts and things as may be advisable or necessary in connection with the maintenance of such office or offices;

(vi) to open, maintain and close bank accounts and draw checks and other orders for the payment of moneys and to open, maintain and close accounts with brokers, custodians and others;

(vii) to engage employees and appoint officers (with such titles and delegated responsibilities as may be specified herein or determined by the Managing Member), accountants, sub-advisors, auditors, custodians, consultants, attorneys and any and all other agents and assistants, both professional and nonprofessional, including Members and their Affiliates, and to compensate them as may be necessary or advisable;

(viii) to form or cause to be formed and to own the stock of one or more corporations, whether foreign or domestic, and to form or cause to be formed and to participate in partnerships, limited liability companies and joint ventures, whether foreign or domestic;

(ix) to enter into, make and perform all contracts, agreements and other undertakings as may be deemed necessary or advisable or incident to carrying out its purposes;

(x) to sue, prosecute, settle or compromise all claims against third parties, to compromise, settle or accept judgment of claims against the Company, and to execute all documents and make all representations, admissions and waivers in connection therewith;

(xi) to borrow money from or make loans to any person, including any Member (on such terms as may be agreed from time to time), or other extensions of credit to (either on a secured or unsecured basis or with or without recourse) any person or to guarantee loans or other extensions of credit for any purpose;

(xii) to distribute, subject to the terms of this Agreement, at any time and from time to time to Members cash, securities, investments or other property of the Company, or any combination thereof; and

(xiii) to take such other actions necessary or incidental thereto as may be permitted under applicable law.

Section 2.7 Registered Office and Registered Agent; Places of Business.

(a) The Company shall maintain a registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or at such other office as may from time to time be determined by the Managing Member. The name and address of the Company’s registered agent for service of process in the State of Delaware as of the date of this Agreement is Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Managing Member may at any time change the Company’s registered agent for service of process.

(b) The initial principal place of business of the Company shall be at 30 Doaks Lane, Marblehead, MA 01945. The Company shall maintain offices and principal places of business at such places as may from time to time be determined by the Managing Member.

ARTICLE III

Management and Operation of the Company

Section 3.1 Management.

(a) Except as otherwise provided herein, the management and control of the business and affairs of the Company shall be vested exclusively in the Managing Member. Notwithstanding any other provision otherwise contained herein, the Managing Member shall not be replaced as Managing Member without its prior written consent.

(b) Except as expressly provided in this Agreement, the Members shall have no right or power to act for or bind the Company or otherwise vote with respect thereto. A Member or an agent of a Member may also be a member, partner, shareholder, employee, agent, director or officer of the Company or any of its Affiliates and may act on behalf of the Company in such capacity to the extent authorized to do so in such capacity.

(c) Except as may be expressly approved in writing by the Managing Member, each Non-Managing Member shall devote a significant portion of his professional time to the business and activities of the Company, CCM and the Funds.

(d) The Managing Member may delegate to one or more Members and/or officers the right to have and exercise such power and authority as the Managing Member shall specify. Each Member so authorized shall have only the power specifically delegated to it by the Managing Member.

(e) The Managing Member may designate operating or other committees comprised of the Members, each of which shall have the authority of the Managing Member to the extent the Managing Member provides and such responsibilities as the Managing Member so determines.

Section 3.2 Certain Duties and Obligations of the Managing Member.

(a) The Managing Member shall take all action which may be necessary or appropriate on its part for the (i) formation and continuation of the Company as a limited liability company under the Act and (ii) development, maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations; provided, however, that, (A) without the prior written consent of a majority-in-interest of the Non-Managing Members FGI Sharing Percentage, the Managing Member shall not (x) cause the sale, exchange, or other disposition of all, or substantially all, of the assets of the Company, or (y) cause the merger, acquisition or consolidation of the Company into or with any other Person, and (B) without the prior written consent of Schnepp, except for any loans or other indebtedness solely for working capital purposes which, in any event, will not have a maturity date longer than 90 days following the incurrence of any such indebtedness, execute or modify any loan to or by the Company, lend any money to or guarantee the indebtedness of any Person, make, execute or deliver, on behalf of the Company, any indemnity bond or surety bond, or execute or modify any mortgage, deed to secure debt, pledge, encumbrance or other hypothecation, security agreement or financing statement affecting the assets of the Company.

(b) The Managing Member shall take (and each Member shall cooperate in connection therewith and approves of the Managing Member taking on such Member’s behalf) all action which is reasonably necessary to (i) form or qualify the Company to conduct the business in which the Company is engaged under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification and (ii) protect the limited liability of the Members under the laws of any jurisdiction in which the Company is doing business.

Section 3.3 Officers. Subject to the direction of the Managing Member (and as expressly set forth herein), the day-to-day administration of the business of the Company shall be carried out by employees and agents who may be designated as officers, with titles including “vice chairman”, “managing director”, “principal”, “president,” “vice president,” “treasurer,” “assistant treasurer,” “secretary,” “assistant secretary,” “general manager,” “director,” “chief administrative officer”, “chief compliance officer”, “chief financial officer,” and “chief investment officer,” as and to the extent authorized by the Managing Member. The officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Managing Member and otherwise as shall customarily pertain to such offices or be determined from time to time by the Managing Member. Any number of offices may be held by the same person.

Section 3.4 Exculpation and Indemnification.

(a) Notwithstanding any other terms of this Agreement, whether express or implied, or any obligation or duty at law, in equity or otherwise, no Member nor any member, partner, tax matters partner, officer or director of the Company or its Affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any Member for (i) any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in, or is not contrary to, the best interests of the Company and is within the scope of authority granted to such Covered Person, unless such act or omission resulted from fraud, bad faith, willful misconduct, gross negligence, or a willful breach of this Agreement or any related document by such Covered Person and except that nothing herein shall constitute a waiver or limitation of any rights which a Member or the Company may have under applicable securities laws or of any rights under other laws which may not be waived or (ii) any mistake, negligence, dishonesty or bad faith of any broker or other agent of the Company or any of its Affiliates selected and monitored thereby with reasonable care.

(b) To the fullest extent permitted by law, the Company shall indemnify and save harmless (but only to the extent of its assets) each Covered Person from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of or in connection with the Company, its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 3.4 with respect to any claim, issue or matter in which such Covered Person has engaged in fraud, bad faith, willful misconduct, gross negligence, or a willful breach of this Agreement or any related document by such Covered Person and nothing herein shall constitute a waiver or limitation of any rights which a Member or the Company may have under applicable securities laws or of rights under other laws which may not be waived. To the fullest extent permitted by law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding may, with the approval of the Managing Member, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount to the extent that it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section.

(c) To the extent that, at law, in equity or otherwise, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, such Covered Person acting under this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity or otherwise, are agreed by the Members to modify to that extent such other duties and liabilities of such Covered Person.

(d) Except as otherwise provided by the Act or as a Member may otherwise expressly agree in writing, the debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, liability or obligation of the Company solely by reason of being a Covered Person.

ARTICLE IV

Capital Contributions; Interests;

Loans; Allocations; Distributions; Expenses

Section 4.1 Capital Contributions. Each Member has made a Capital Contribution to the Company in the amounts set forth in the books and records of the Company.

Section 4.2 Additional Capital Contributions. No Member shall be obligated to make any additional Capital Contributions to the Company, except with the prior written consent of any such Member.

Section 4.3 Interests. The Sharing Percentages for each Member with respect to each category of Net Income (Loss) are set forth in the books and records of the Company or in such Member’s Admission Letter (if any) but are subject to modification as set forth herein.

Section 4.4 Additional Classes of Interests. The Managing Member may establish other Classes of Interests, other equity interests in the Company or other Company securities from time to time in accordance with such procedures and subject to such conditions and restrictions and with such rights, obligations, powers, designations, preferences and other terms, which may be senior to any then existing or future Classes of Interests, other equity interests in the Company or other Company securities, as the Managing Member, with the prior consent of Schnepp, shall determine from time to time, including: (i) the right of such Interests, other equity interests or other Company securities to share in any Net Income (Loss) (including Net Income (Loss) relating to illiquid investments by the Funds); (ii) the right of such Interests, other equity interests or other Company securities to share in distributions; (iii) the rights of such Interests, other equity interests or other Company securities upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Interests or other equity interests or other Company securities (including sinking fund provisions); (v) whether such Interests or other equity interests or other Company securities are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Interests or other equity interests or other Company securities will be issued, evidenced by certificates and assigned or transferred; (vii) the terms and conditions of the issuance of such Interests or other equity interests or other Company securities; and (ix) the right, if any, of the holder of such Interests or other equity interests or other Company securities to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Interests or other equity interests or other Company securities. The Managing Member, with the prior consent of Schnepp, is authorized (i) to issue any Interests, other equity interests in the Company, including, without limitation, any options, rights or warrants to purchase such Interests, or other Company securities of any such newly established Class or any existing Class, (ii) to amend this Agreement to reflect the creation of any such new Class, the issuance of Interests, other equity interests in the Company or other Company securities associated with such Class, and the admission of any Person as a Member which has received Interests or other equity interests of any such Class, in accordance with Sections 8.1 and 9.8, and (iii) to repurchase any Interests in the Company.

Section 4.5 Fund Contributions. Each Member has made a Capital Contribution (through its investment in the Company) to (i) the Onshore Feeder, (ii) the Offshore Feeder or (iii) the Master Fund, as applicable, in the amounts set forth in the books and records of the Company for each such Member (the “Fund Contribution”). Each Member’s Fund Contribution shall also include the Fund Gross Income allocated to its Capital Account that is attributable to such Member’s share of incentive allocation allocable to the Company from the Master Fund and the Onshore Feeder that is retained in the Master Fund or the Onshore Feeder as if it were an investment in such Fund.

Section 4.6 Capital Accounts.

(a) There shall be established for each Member, on the books of the Company, a capital account which shall be maintained in accordance with the provisions of Treasury Regulation §§ 1.704-1(b), 1.704-2 and 1.704-3 (the “Capital Account”). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with these Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. The Capital Account balance of each Member shall be an amount equal to the difference between (i) the sum of such Member’s Capital Contributions to the Company and any Net Income of the Company allocated to such Member and (ii) the sum of any Net Loss of the Company allocated to such Member and distributions made to such Member.

(b) The Managing Member may, in its sole discretion, create one or more separate subaccounts with respect to each Member’s Capital Account. There shall be established on the books of the Company one or more “Fund Capital Accounts” which shall be a sub-account of a Member’s Capital Account. The Fund Capital Account balance of each Member shall be an amount equal to the Fund Contributions made by such Member, through its investment in the Company, to such Fund and any Capital Net Income allocated to such Member pursuant to Section 4.7(d), less any Capital Net Loss allocated to such Member pursuant to Section 4.7(d) and any distributions made to such Member from such Member’s Fund Capital Account pursuant to Section 4.8(b).

Section 4.7 Allocations.

(a) The Company’s Net Income and Net Loss, if any, for each Fiscal Year shall be determined in accordance with Section 704(b) of the Code and the regulations thereunder, under the method of accounting selected by the Managing Member. If Members are admitted to the Company or withdraw from the Company on different dates during any Fiscal Year, the Net Income or Net Loss allocated among the Members for each such Fiscal Year shall be allocated in accordance with Section 706 of the Code, using any convention permitted by law and selected by the Managing Member.

(b) The Company’s Other Net Income, if any, for each Fiscal Year shall be allocated among the Members as follows:

(i) First, to the Members up to, and in proportion to, an amount equal to the excess, if any, of (1) the aggregate amount of Other Net Losses allocated to such Members pursuant to Section 4.7(c)(ii) of this Agreement, over (2) the aggregate amount allocated to such Members pursuant to this clause (i) in prior Fiscal Years;

(ii) Second, to the Members up to, and in proportion to, an amount equal to the excess, if any, of (1) the aggregate amount of Other Net Losses allocated to such Members pursuant to Section 4.7(c)(i) of this Agreement, over (2) the aggregate amount allocated to such Members pursuant to this clause (ii) in prior Fiscal Years; and

(iii) Third, to the Members in proportion to their respective Sharing Percentages for Other Net Income for such Fiscal Year (with appropriate adjustments, as determined by the Managing Member, to take account of admissions and withdrawals of Members during Fiscal Year).

(c) The Company’s Other Net Losses, if any, for each Fiscal Year shall be allocated among the Members as follows:

(i) First, to the Members up to, and in proportion to, the amount of their positive Capital Account balances (calculated without reference to any Fund Capital Accounts); and

(ii) Second, in accordance with their respective Sharing Percentages for Other Net Losses for such Fiscal Year (with appropriate adjustments, as determined by the Managing Member, to take into account admissions and withdrawals of Members during such Fiscal Year).

(d) (i) Notwithstanding the foregoing, any Capital Net Income or Capital Net Loss allocated by any Fund to the Company for each Fiscal Year shall be allocated among the Members in proportion to the Fund Capital Account balances of such Members with respect to such Fund as of the first day of such Fiscal Year (with appropriate adjustments, as determined by the Managing Member, if contributions or withdrawals are made during such Fiscal Year).

(ii) Notwithstanding the foregoing, any Fund Gross Income allocated or paid to the Company shall be allocated to the Members in accordance with their respective Sharing Percentages for Fund Gross Income for such Fiscal Year.

(e) Notwithstanding anything herein to the contrary, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in paragraphs (b)(2)(ii)(d)(4), (5) or (6) of Treasury Regulations Section 1.704-1, there shall be specially allocated to such Member such items of Company income and gain, at such times and in such amounts as will eliminate as quickly as possible that portion of any deficit in its Capital Account caused or increased by such adjustments, allocations or distributions.

(f) Notwithstanding any other provision of this Article IV, if there is a net decrease in Company minimum gain or Member nonrecourse debt minimum gain (determined in accordance with the principles of Treasury Regulation Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f). This paragraph (f) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations and shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulation Sections 1.704-2(f) and 1.704-2(i)(4).

(g) To the extent permitted by the Code and the Treasury Regulations thereunder, any special allocations of items of income or gain pursuant to Section 4.7(e) or 4.7(f) shall be taken into account in computing subsequent allocations of Net Income (Loss) pursuant to this Section 4.7 so that the net amount allocated to the Members pursuant to this Section 4.7 shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Member pursuant to the provisions of this Section 4.7 if the allocations pursuant to Sections 4.7(e) and 4.7(f) had not occurred.

(h) To the extent the Company is required by law to withhold or to make tax payments (including back-up withholding) on behalf of or with respect to any Member (“Withholding Tax Advances”), the Managing Member may cause the Company to withhold such amounts and make such tax payments as are required. All Withholding Tax Advances made on behalf of a Member, plus interest thereon at a rate equal to the prime rate in the Wall Street Journal, Eastern Edition on the date of such Withholding Tax Advance plus 2.0% per annum, shall, at the option of the Managing Member, (i) be promptly paid to the Company by the Member on whose behalf such Withholding Tax Advances were made (such payment not to constitute a Capital Contribution to the Company), or (ii) be repaid by reducing the amount of any current distribution that would otherwise have been made to such Member, but if there is no such current distribution or such distribution is not sufficient for that purpose, any such shortfall shall be paid as provided in clause (i) above. Whenever repayment of a Withholding Tax Advance is made by a Member as described in clause (ii) above, for all other purposes of this Agreement such Member shall be treated as having received the full amount of all distributions that would otherwise have been made to such Member, unreduced by the amount of such Withholding Tax Advance and any interest thereon.

(i) If any Interest in the Company is Transferred or otherwise adjusted during any Fiscal Period in compliance with the provisions of this Agreement, each item of income, gain, loss, expense, deduction and credit and all other items attributable to such Interest for such period shall be divided and allocated between the transferor Member and the transferee Member by taking into account their varying Interests during such period in accordance with Section 706(d) of the Code, using any conventions permitted by law and approved by the affected Members. All distributions on or before the date of such Transfer shall be made to the transferor Member, and all distributions thereafter shall be made to the transferee Member.

(j) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of that adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and such gain or loss shall be specially allocated to the Members in the manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Treasury Regulation.

(k) The Managing Member shall have the power to amend the manner in which Capital Accounts are calculated or any allocations thereto are made if it reasonably determines that such amendment is necessary to comply with Treasury Regulation Section 1.704-1(b).

(l) For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in any manner, as reasonably determined by the Managing Member, that reflects equitably amounts credited or debited to each Member’s

Capital Account for the current and prior Fiscal Periods. In this regard, the Managing Member may cause the Company to specially allocate additional items of ordinary income or loss or capital gain (including short-term capital gain) or loss to a Member withdrawing all or part of its Capital Account insofar as is possible to reduce the difference, if any, between the aggregate amounts allocated to such Member’s Capital Account and the aggregate amount of tax items allocated to such Member. For purposes of the foregoing, the Managing Member may determine that an equitable method of allocation includes an allocation (i) pro rata based upon the relative differences between amounts allocated to the Capital Accounts and the aggregate amounts of tax items allocated to the relevant Members, or (ii) solely to the relevant Members with the greatest such differences (taking into account such allocations). These allocations shall be made pursuant to the general principles of Sections 704(b) and 704(c) of the Code and in accordance with any temporary or final regulations adopted thereunder.

Section 4.8 Distributions.

(a) Subject to Section 4.8(b) and subject to any restrictions on the Company pursuant to contractual obligations to third parties, the Company shall make distributions of available cash or other property to the Members at such times, but in any event, at least on an annual basis, and in such amounts as are reasonably determined by the Managing Member. Distributions of cash or other property shall be allocated among the Members in a manner that takes into account their respective Sharing Percentages for Other Net Income, Capital Net Income and Fund Gross Income, as the Managing Member reasonably determines, based on the source of such available cash or other property; provided, that the Managing Member may allocate all or a portion of such amount among the Members based on their respective positive Capital Account balances (calculated without reference to any Fund Capital Accounts), if it determines that such allocation would be equitable taking into account all relevant facts and circumstances. Notwithstanding the previous two sentences, upon a Member’s request, the Company will use commercially reasonable efforts, based upon the potential cash flow requirements of the Company, to make a cash distribution, at least annually, from the Company in such amounts sufficient to pay such Member’s (or, in the case of a pass-through entity, the direct or indirect equity owners of such Members) aggregate federal, state and local income tax liabilities (including estimated taxes) with respect to such Member’s allocable share of the Company’s annual taxable income. Such distributions shall be treated as advances against any distributions payable under this Agreement, and subsequent distributions under this Agreement shall be reduced by the amount of such advances, until such advances are repaid in full (without interest).

(b) To the extent that the Company receives a distribution from a Fund, such amounts shall be credited to the Fund Capital Accounts and distributed by the Company to the Members in accordance with the Members’ respective Fund Capital Account balances (before taking into account such distribution from such Fund) attributable to such Fund.

(c) Each Member shall furnish the Company with such information, forms and certifications as it may require and as are necessary to comply with the regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by him shall be true and accurate. Each Member agrees to pay, and to indemnify the Company and the other Members from, any and all damages, costs and expenses (including any liability for any taxes of any type whatsoever, penalties, additions to tax or interest) in respect of income of (including such Member’s share of Company income) or distributions, transfers or payments to such Member. To the extent the indemnifying Member is otherwise entitled to distributions from the Company, such damages, costs and expenses may be paid by the Company out of amounts that would otherwise be distributed to such Member. For purposes of this Agreement any such payment shall be deemed to be a distribution to such Member (and in the case of any such tax that is imposed upon the Company, the Member shall be deemed to have recontributed such amount to the Company). In all other events, such Member shall make such payment directly from its own funds.

(d) No Member shall have the right to receive other property indirectly held through the Company. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution hereunder if such distribution would violate the Act or any other applicable law.

Section 4.9 Expenses. Except as otherwise provided in Section 4.7(h), the Company shall bear and be responsible for all expenses incurred in connection with the operation of the Company. Subject to Section 3.2(a), the Company may borrow for the payment of expenses, and may pay expenses and repay borrowings from any source of funds of the Company, as determined by the Managing Member in its sole discretion.

ARTICLE V

Books and Reports; Tax Matters

Section 5.1 General Accounting Matters.

(a) Net Income (Loss), or the applicable category thereof, shall be determined by or under the direction of the Managing Member at the end of each Fiscal Period and shall be allocated as described in Section 4.7. The Managing Member shall also keep or cause to be kept books and records pertaining to the Company’s business showing all of its assets and liabilities, receipts and disbursements, Net Income (Loss), Members’ Capital Accounts, and all transactions entered into by the Company. Such books and records of the Company shall be kept by the Company at its principal office. The Company’s books of account shall be maintained in United States dollars and kept on the accrual method of accounting and otherwise in accordance with United States generally accepted accounting principles consistently applied.

(b) As promptly as possible after the close of each Fiscal Year of the Company, but, in any event, no later than 30 days following the end of each such Fiscal Year, the Tax Matters Member shall cause an examination of the financial statements of the Company as of the end of each such Fiscal Year to be made in accordance with United States generally accepted auditing standards as in effect on the date thereof, by the firm of certified public accountants which serves in such capacity for the Funds. As soon as is practicable after the close of each Fiscal Year, but, in any event, no later than 90 days following the end of each such Fiscal Year, a copy of the financial statements of the Company, including the report of such certified public accountants, shall be furnished to each Member and shall include, as of the end of such Fiscal Year:

(i) a balance sheet of the Company as of the end of such period; and

(ii) a statement of income or loss and a statement of Members’ capital.

(c) Each Person that was a Member at any time during a Fiscal Year shall be supplied with such information as may be reasonably required to enable such Member to prepare its federal, state, local and non-U.S. income tax returns based upon such Person’s status as a Member, such other information as such Person may reasonably request for the purpose of applying for a credit for withholding taxes and a statement as to such Member’s Capital Account as at the close of such Fiscal Year.

Section 5.2 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the same as its taxable year, as determined pursuant to Section 706 of the Code.

Section 5.3 Certain Tax Matters. The Tax Matters Member shall prepare or cause to be prepared all federal, state and local, as well as non-U.S., if any, tax returns of the Company for each year for which such returns are required to be filed and shall file or cause such returns to be timely filed. The Managing Member shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The Managing Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws. The Managing Member shall act as the “tax matters partner” for purposes of Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code. Each Member agrees that it will take no position on its individual tax returns inconsistent with the positions taken on the Company’s tax returns. The Tax Matters Member will take no action which is reasonably expected to have a disproportionate material adverse effect on one or more of the Members unless such action is approved by such adversely affected Members in writing (and such approval shall not be unreasonably withheld); provided that the Tax Matters Member may take any action which is required in accordance with written advice from qualified counsel (which advice and counsel shall be reasonably satisfactory to Schnepp). The Tax Matters Member will be responsible for notifying all Members of ongoing proceedings, both administrative and judicial, and will represent the Company throughout any such proceeding. The Members will furnish the Tax Matters Member with such information as it may reasonably request to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members. The Tax Matters Member will not bind any other Member to any extension of the statute of limitations or to a settlement agreement without such Member’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 5.4 Section 754 Election. The Company shall make an election described in Section 754 of the Code for the taxable year in which the transactions contemplated by the Purchase Agreement occur and if such election has been made by the Company for any prior year, such election shall not be revoked.

Section 5.5 Inspection Rights. Each Member shall have the right during normal business hours at the principal place of business of the Company, and following reasonable prior written notice to the Managing Member to inspect the books and records of the Company and obtain from the Company any information and documentation relating to such

Member’s Interest. Each Member shall bear all expenses incurred in any examination made on behalf of such Member.

ARTICLE VI

Dissolution

Section 6.1 Dissolution. The Company shall be dissolved and its affairs wound up (i) upon a determination by the Managing Member to dissolve the Company at any time, (ii) if at any time there are no Members of the Company and the business of the Company is not continued in accordance with the Act, or (iii) upon the entry of a decree of judicial dissolution under Section 18-802 of the Act. The death, retirement, dissolution, resignation, expulsion or bankruptcy of any Member shall not cause the dissolution of the Company, and following any such event the remaining Members shall have the right to continue the business of the Company.

Section 6.2 Winding-up. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Managing Member. The Managing Member shall use its reasonable best efforts to reduce to cash and cash equivalent items such assets of the Company as the Managing Member shall deem it advisable to sell and to obtain fair value for such assets (taking into account applicable tax and other legal considerations).

Section 6.3 Final Distribution. Within 120 calendar days after the effective date of dissolution of the Company, the assets of the Company shall be distributed in the following manner and order:

(i) to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;

(ii) to pay all creditors of the Company, other than Members, either by the payment thereof or the making of reasonable provision therefor;

(iii) to establish reserves, in amounts established by the Members, to meet other liabilities of the Company (other than to the Members in respect of distributions owing to them hereunder);

(iv) to pay, in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Company that are Members, either by the payment thereof or the making of reasonable provision therefor; and

(v) to the Members in accordance with the positive balances in their Capital Accounts, after taking into account any allocations under Section 4.7 for all periods ending on or before the time of such dissolution.

For purposes of the application of this Section 6.3 and determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the Company shall be treated as realized and recognized immediately before the date of such distribution.

Section 6.4 No Obligation to Restore Capital Accounts. Except as may otherwise be provided herein or as required by law, no Member whose Capital Account balance is a negative or deficit amount (either during the existence of the Company or upon liquidation) shall have any obligation to return any amounts previously distributed to such Member or to contribute cash or other assets to the Company to restore or make up the deficit in such Member’s impaired Capital Account.

ARTICLE VII

Transfer of Members’ Interests

Section 7.1 Transfer of Members’ Interests. To the fullest extent permitted by law, no Member may, directly or indirectly, Transfer such Member’s Interest in the Company (other than to one or more of its Affiliates or any Family Member) without the prior written consent of both the Managing Member and Schnepp, which may be given or withheld in their sole discretion for any reason or no reason.

Section 7.2 Other Transfer Provisions.

(a) To the fullest extent permitted by law, any purported Transfer by a Member of all or any part of its Interest in the Company in violation of this Article VII shall be null and void and of no force or effect.

(b) Upon a Member’s permitted Transfer of all or any part of such Member’s Interest in the Company to any Person (including a permitted transferee under Section 7.1) (the “Assignee”) pursuant to this Article VII, such Assignee shall be admitted as a substitute Member in lieu of such transferor Member only with the prior written consent of the Managing Member and Schnepp, which consent may be given or withheld in their sole and absolute discretion. No Transfer shall be permitted or be recognized if such Transfer would cause the Company (i) to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder or (ii) to be treated as an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

ARTICLE VIII

Additional Members; Removal and Withdrawal of Members; Non-Circumvention

Section 8.1 Admission of Additional Members; Allocation of Sharing Percentages.

(a) The Managing Member may admit additional Members to the Company from time to time only with the prior written consent of Schnepp and, Schnepp may admit additional Members to the Company from time to time without the prior written consent of the Managing Member. Upon the admission of any additional Member, such Member shall be allocated such Sharing Percentage and shall make such Capital Contributions, if any, as are set forth in such new Member’s Admission Letter, and the Sharing Percentages of existing Members (other than the Managing Member) shall be adjusted as determined by Schnepp (or if Schnepp no longer has decision-making rights under this Agreement, the Managing Member). For the avoidance of doubt, the admittance of additional Members shall not affect the Sharing Percentage of the Managing Member.

(b) Concurrently with the admission of any substitute or additional Member, the Members shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of such transferee as a substitute Member in place of the transferor Member, or the admission of an additional Member. The admission of any Person as a substitute or additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement.

(c) The Managing Member may, or may cause the Company to, with prior written consent of Schnepp, enter into separate letter agreements, including profit sharing agreements (each, an “Admission Letter”) with certain Members with respect to Capital Contributions, Sharing Percentages or any other matter, in each case, in a manner consistent with the terms and conditions of this Agreement. Any such Admission Letters with respect to any additional Members admitted pursuant to Section 8.1, shall not be of any force or effect without the prior approval of Schnepp.

Section 8.2 Voluntary Withdrawal Other Than A Release Event. A Non-Managing Member may voluntarily withdraw (in whole but not in part) it Interests, for any reason other than as a result of a Release Event (a “Voluntary Withdrawal”), upon at least 30 days’ prior written notice to the Company, which notice period may be waived by the Managing Member, in its sole discretion. Upon any Voluntary Withdrawal of such Non-Managing Member, the former Non-Managing Member (the “Prior Member”) shall be paid an amount equal to the sum of (i) his entire Capital Account balance (including any Fund Capital Account balance) calculated as of the date of his Voluntary Withdrawal, and (ii) his share of the Company’s Net Income equal to the product of (x) the Company’s Net Income for the entire Fiscal Year of the date of his Voluntary Withdrawal, (y) his Sharing Percentage with respect thereto, and (z) the quotient of the number of days in such Fiscal Year commencing with the first day of such Fiscal Year and ending on the date of his Voluntary Withdrawal, divided by 365. Any amounts paid pursuant to this Section 8.2 shall be paid no later than 120 days after the close of the Fiscal Year of withdrawal. For the avoidance of doubt, any Prior Member, (x) shall cease to be a Member of the Company as of the date of his voluntary withdrawal, and (y) subject to this Section 8.2, (i) shall not be entitled to receive any further distributions or payments from the Company and (ii) such Prior Member’s Sharing Percentage shall be reduced to zero, and the Sharing Percentages of all of the remaining Non-Managing Members shall be adjusted pro rata to their respective Sharing Percentages at such time.

Section 8.3 Voluntary Withdrawal For A Release Event. A Non-Managing Member may voluntary withdraw (in whole but not in part) its Interests as a result of a Release Event (a “Release Event Withdrawal”), upon at least 10 days’ prior written notice to the Company, which notice period may be waived by the Managing Member, in its sole discretion. Upon any Release Event Withdrawal of such Non-Managing Member, any such Member shall retain his Sharing Percentage in the Company, as determined as of the date of any such Release Event Withdrawal, with respect to Net Income (Loss), and shall continue to be a Non-Managing Member of the Company, for tax purposes, pursuant to Section 736 of the Code.

Section 8.4 Death or Permanent Disability.

(a) Upon the death or the Permanent Disability of a Non-Managing Member, such Non-Managing Member shall be deemed to have completely and voluntarily withdrawn from the Company (the “D/D Withdrawal”) as of the date of his death or the determination by the Managing Member of his Permanent Disability (the “D/D Withdrawal Date”). Upon any such D/D Withdrawal of a Non-Managing Member other than Thomas Schnepp, any such Non-Managing Member, or his estate, as applicable, shall retain his Sharing Percentage in the Company, as determined as of the date of any such D/D Withdrawal, with respect to Net Income (Loss), and shall (or his estate shall, as applicable) continue to be a Non-Managing Member of the Company, for tax purposes, pursuant to Section 736 of the Code.

(b) Upon Thomas Schnepp’s D/D Withdrawal, Thomas Schnepp, or his estate, as applicable, shall be paid an amount equal to the sum of (i) his entire Capital Account balance (including any Fund Capital Account balance) calculated as of the date of his D/D Withdrawal Date and (ii) his pro rata share, based on his Sharing Percentage calculated as of the day immediately preceding his D/D Withdrawal, of the Company’s Net Income for the entire Fiscal Year of his D/D Withdrawal. In such event, Thomas Schnepp’s Sharing Percentage shall be reallocated to the Non-Managing Members, as may be determined by Schnepp, as of such D/D Withdrawal Date. For the avoidance of doubt, Thomas Schnepp shall be deemed to have completely and voluntarily withdrawn from the Company and shall cease to be a Member of the Company as of such D/D Withdrawal Date.

(c) In addition to the return of Thomas Schnepp’s Capital Account balance pursuant to Section 8.4(b), upon his D/D Withdrawal, Thomas Schnepp, or his estate, as applicable, shall also be paid a series of payments (each, a “D/D Sunset Payment”) determined as follows: for the next two (2) Fiscal Years following the last day of the Fiscal Year of his D/D Withdrawal (each, an “Applicable Year”), a D/D Sunset Payment shall be paid to Thomas Schnepp, or his estate, as applicable, in an amount equal to the product of (i) the aggregate Net Income of the Company for the Applicable Year, and (ii) his Sharing Percentage, calculated as of the day immediately preceding his D/D Withdrawal, and (iii) the D/D Withdrawing Sunset Percentage (as defined below). The D/D Withdrawing Sunset Payment for each Applicable Year shall be paid no later than 120 days after the final calculation of the Company’s Net Income for such Applicable Year by the Company’s outside accounting firm. The Members agree that any D/D Withdrawing Sunset Payment shall be treated as a payment to a retiring partner under Section 736(a) of the Code.

(d) Thomas Schnepp’s “D/D Withdrawing Sunset Percentage” for each Applicable Year shall be equal to:

Applicable Year	D/D Withdrawing Sunset Percentage
First Year Immediately After the D/D Withdrawal Date	100%

Second Year Immediately After the D/D Withdrawal Date	50%

(e) All D/D Sunset Payments shall reduce all the amounts that would otherwise be distributable to the Non-Managing Members in respect of Fund Gross Income on a pro rata basis based on their FGI Sharing Percentages as if, for the purposes of such D/D Sunset Payments, Thomas Schnepp had remained as a Non-Managing Member of the Company.

Section 8.5 Removal.

(a) A Non-Managing Member may only be removed (the “Removed Member”) from the Company for (i) Cause, (ii) as a result of the termination of CCM as an investment manager to the Funds, pursuant to the terms and conditions of the Investment Management Agreement, solely due to CCM’s commission of an act (or an omission) arising to the level of “Cause” (as such term is defined in the IMA) (“IMA Cause”), or (iii) as a result of the termination of the Investment Advisory Agreement, solely due to CCM’s commission of an act (or an omission) arising to the level of “Cause” (as such term is defined in the IAA) (“IAA Cause”).

(b) If a Removed Member is removed (a “Removal”) either (x) for Cause, or (y) IMA Cause, the Removed Member shall be paid an amount equal to the sum of (i) his entire Capital Account balance (including any Fund Capital Account balance) calculated as of the date of any such Removal, and (ii) his share of the Company’s Net Income equal to the product of (x) the Company’s Net Income for the entire Fiscal Year of the date of his Removal, (y) his Sharing Percentage with respect thereto and (z) the quotient of the number of days in such Fiscal Year, commencing with the first day of such Fiscal Year and ending on the date of his Removal, divided by 365. Any amounts paid pursuant to this Section 8.5(b) shall be paid to the Removed Member no later than 120 days after the close of the Fiscal Year of his removal. The Managing Member shall provide at least 10 days’ prior written notice to any such Removed Member before any such removal pursuant to this Section 8.5(b) shall take effect. For the avoidance of doubt, any Removed Member who is removed pursuant to this Section 8.5, (x) shall cease to be a Member of the Company as of the date of any such removal, and (y) subject to this Section 8.5, (i) shall not be entitled to receive any further distributions or payments from the Company and (ii) such Removed Member’s Sharing Percentage shall be reduced to zero, and the Sharing Percentages of all of the remaining Non-Managing Members shall be adjusted pro rata to their respective Sharing Percentages at such time.

Section 8.6 Non-Circumvention. The Managing Member hereby covenants and agrees that, for so long as any amounts are owed to any Member pursuant to this Article VIII (including any amounts owed to a Non-Managing Member as a result of such Member’s Voluntary Withdrawal, Release Event Withdrawal, Death or Permanent Disability, or Removal), none of the Company, the Managing Member or any of their respective Affiliates, directors, shareholders, principals, managers, officers, shareholders, or interestholders shall cause any of the management fees, incentive allocations, incentive fees or other fees which are paid or allocated to the Company in connection with its services to any of the Funds, to be paid or allocated to any other Person other than the Company.

ARTICLE IX

Miscellaneous

Section 9.1 Jurisdiction. Each Member consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York or New York State Supreme Court located in the New York county for all purposes in connection with any action, claim or proceeding arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

Section 9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles. In particular, the Company is formed pursuant to the Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.

Section 9.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and, in particular, the estate of a deceased Member shall remain liable for all of such Member’s obligations hereunder to the extent that such obligations are not affected by such Member’s death under the terms hereof. Nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person other than the Members and their respective legal representatives, heirs, successors and permitted assigns.

Section 9.4 Confidentiality.

(a) Except as set forth herein, by executing this Agreement, each Member expressly agrees, at all times during the existence of the Company and thereafter and whether or not at the time a Member of the Company, without the consent of the Managing Member (which may be given or withheld in its sole discretion), to maintain the confidentiality of, and not to disclose to any Person, any non-public information (including, for the avoidance of doubt, information disclosed under Section 5.1 hereof) relating to the business, financial results, clients or affairs of the Company and the Funds, or any of its Affiliates, except (i) to such Member’s professional advisers who are informed of the confidential nature of the information and with respect to which the Member will be responsible for any disclosures by such persons in violation hereof, (ii) as required for any litigation proceeding or as required by law, by rule or regulation having the force of law, by any regulatory or self-regulatory organization having jurisdiction or by process of law, or (iii) as is reasonably necessary and appropriate in the course of and in furtherance of the conduct of the business of the Company and the Funds. Without limiting the foregoing and except as otherwise required by applicable law, rule or regulation having the force of law, or by any regulatory or self-regulatory organization having jurisdiction or by process of law, each Member shall not disclose, publish, or disseminate in any way any information relating to the financial performance, track record, investment decisions and analysis or any related information of any investment or business of the Company or any of its Affiliates, individually or as a whole, without the express consent of the Managing Member (which may be given or withheld in its sole discretion).

(b) Notwithstanding anything in this Agreement to the contrary, each Member (and any representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Company or any transaction undertaken by the Company (including opinions or other tax analyses that are provided to it relating to such tax treatment and tax structure). However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws. For this purpose, tax treatment and tax structure shall not include (i) the name of, or any other identifying information regarding, the

Company or any of the Funds (or, in each case, any affiliate thereof), (ii) any specific pricing or performance information or (iii) other nonpublic business or financial information (including the amount of any fees, expense, rates or payments) that is not relevant to an understanding of the tax treatment or tax structure of the Company or any transaction undertaken by the Company.

(c) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed to by the parties hereto, that if a Release Event has occurred, Thomas Schnepp may use and disclose to any Person, any and all performance reports, track records and other pertinent information related to the performance and operations of the Funds as well as his Interests in the Company and any such use or disclosure shall not constitute a breach of any of the provisions in this Section 9.4 or any other provision of this Agreement.

Section 9.5 Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing (including electronic mail, facsimile or similar writing) and shall be given to any Member at its address or electronic mail address or facsimile number shown in the Company’s books and records. Each such notice shall be effective (i) if given by electronic mail or facsimile, upon electronic confirmation of receipt and (ii) if given by any other means, when delivered to and receipted for at the address of such Member, as the case may be, specified as aforesaid.

Section 9.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

Section 9.7 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. Except as expressly provided herein, this Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding the foregoing and anything contained herein to the contrary, the Members acknowledge and agree that any Admission Letter of any Member may have the effect of establishing rights under, or altering or supplementing, the terms of this Agreement with respect to such Member. This Agreement does not create any right of employment on the part of any Member and no Member shall have any right (implied or otherwise) to be paid any amount hereunder except as expressly provided for herein.

Section 9.8 Amendments. This Agreement may be amended in writing at any time by the Managing Member; provided, however, that for so long as any amounts are owed to any Member, Prior Member or Removed Member pursuant to Article VIII (including any amounts owed to a Member as a result of such Member’s Voluntary Withdrawal, Release Event Withdrawal, Death or Permanent Disability), no provision of Article IV or Article VIII, or, except as provided in Section 8.1(a), 8.2, 8.4(b) or 8.5(b), the Sharing Percentage of any such Member, Prior Member or Removed Member, may be amended or modified by the Managing Member without the prior written consent of each such Member (or his estate, as applicable), Prior Member or Removed Member. The Managing Member shall provide notice of any such amendment to the Non-Managing Members. Notwithstanding anything contained in this Section 9.8 to the contrary, this Agreement may be amended in a manner which adversely affects a Non-Managing Member only with the written consent of any such Non-Managing Member.

Section 9.9 Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

Section 9.10 Representations, Warranties and Covenants.

(a) Each Member which is not a natural person represents, warrants and covenants to the other Members that such Member is duly formed and validly existing under the laws of the jurisdiction of its organization with full power and authority to perform its obligations hereunder and that the execution, delivery and performance of this Agreement has been duly authorized by such Member.

(b) Each Member who is a natural person represents, warrants and covenants to the other Members that such Member has the legal capacity to enter into this Agreement and perform such Member’s obligations hereunder.

(c) Each Member represents, warrants and covenants to the other Members that:

(i) this Agreement has been duly executed and delivered by such Member and constitutes the valid and legally binding agreement of such Member enforceable in accordance with its terms against such Member subject to the effect of bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, by general equitable principles and by an implied covenant of good faith and fair dealing;

(ii) the execution and delivery of this Agreement by such Member and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which such Member or any Affiliate is a party or by which it or any of its Affiliates is bound or to which its or any Affiliate’s properties are subject, or require any authorization or approval under or pursuant to any of the foregoing which has not been obtained, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Member or any Affiliate is subject;

(iii) such Member is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which the properties of it are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely affect such Member’s ability to carry out its obligations under this Agreement;

(iv) there is no litigation, investigation or other proceeding pending or, to the knowledge of such Member, threatened against such Member as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would materially adversely affect such Member’s ability to carry out its obligations under this Agreement; and

(v) no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Member is required for the execution and delivery of this Agreement by such Member and, except as may be required under applicable securities and commodities laws in connection with the registration of the Company or such Member, the performance of its obligations and duties hereunder.

(d) Following the date of this Agreement, each Member agrees to notify the Company promptly upon becoming aware of a breach in any of such Member’s representations, warranties and covenants hereunder.

Section 9.11 Division of Property. In the event of a property settlement or separation agreement between a Member and his or her spouse, such Member agrees that he or she shall use his or her best efforts to retain all of his or her Interest in the Company and shall reimburse his or her spouse for any Interest he or she may have in the Company out of funds, assets or proceeds separate and distinct from his or her Interest in the Company. To the extent that such Member is unable, despite his or her exercise of best efforts, to retain all of his or her Interest in the Company, such Member shall use its best efforts to assign to his or her spouse only the right to share in profits and losses, to receive distribution or distributions, and to receive allocation of income, gain, loss, deduction or credit or similar item to which the assigning Member was entitled, to the extent assigned, with the assigning Member remaining entitled to exercise all rights and powers of a Member hereunder; provided that any purported assignment shall be a Transfer subject to the provisions of Article VII of this Agreement. Notwithstanding the foregoing, if a spouse or former spouse of a Member acquires an Interest in the Company as a Member as a result of any such proposed settlement or separation agreement, such spouse or former spouse hereby grants an irrevocable power of attorney (which shall be coupled with an interest) to the assigning Member to vote or to give or withhold such approval as such assigning Member shall himself or herself vote or approve with respect to such matter and without the necessity of the taking of any action by any such spouse or former spouse, and such spouse or former spouse shall be subject to the removal and withdrawal provisions set forth in Article VIII. Such power of attorney shall not be affected by the subsequent disability or incapacity of the spouse or former spouse granting such power of attorney.

Section 9.12 Irreparable Harm. Each of the Members hereby agrees that a failure to comply with the provisions of Section 9.4 would cause irreparable harm to the Company and the other Members, and, therefore, the Company and the other Members shall be entitled to an injunction and other equitable relief in the event of any such failure to comply with the provisions of Section 9.4.

Section 9.13 Partnership Tax Treatment. The Members intend for the Company to be treated as a partnership for federal income tax purposes and no election to the contrary shall be made.

Section 9.14 Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

Section 9.15 Survival. The provisions of Sections 9.4 and 9.12 and this Section shall survive the expiration or termination of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

MANAGING MEMBER:

AVEON HOLDINGS I L.P.
By:	Aveon Holdings I GP, Inc., its general partner

By:
Name:
Title:

NON-MANAGING MEMBERS:

Thomas Schnepp

Michael Pintar

Patrick Moroney

Michael Vacca

[Signature Page to Cura GP LLC Agreement]